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                                                                Exhibit 10.30

                         CRUDE OIL PURCHASE AGREEMENT


This Agreement is made on the 8th day of March, 1999.

BETWEEN:         KOCH PETROLEUM GROUP, L.P.
                 (hereinafter referred to as "Koch")

AND:             CLARK REFINING & MARKETING, INC.
                 (hereinafter referred to as "Clark")

In consideration of the premises and of the mutual covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

1.   DEFINITIONS

     1.1 In this Agreement, the following terms used shall have the following meanings, unless otherwise specified:

     (a) "Agreement" means this Agreement, including the schedules and attachments hereto, as amended from time to time, and expressions "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Agreement and not to any particular subdivision hereof.

     (b) "Business Day" means a day in which both the offices of Clark and Koch are open for business.

     (c)  "BPD" means barrels per day.

     (d) "Adjustment Pricing Period" means the period during the Pricing Period from the day after Clark elects a Supply Volume Adjustment and all Trading Days following, up to and including the expiration of the prompt NYMEX Contract.

     (e) "Domestic Sweet Crude Oil" means hydrocarbons produced in the United States that are acceptable by Mid-Valley Pipeline Delivery System at the time of delivery as domestic sweet crude oil.

     (f) "Injection Month" means a calendar month in which Koch injects Supply Volumes into the Mid-Valley Pipeline Delivery System.

     (g) "Mid-Valley Pipeline Delivery System" means the delivery system consisting of the Mesa Pipeline, the West Texas Gulf Pipeline and the Mid-Valley Pipeline (or any successors in interest of such pipelines).

     (h) "Parties" means the parties to this Agreement, namely Clark and Koch.

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     (i)  "Pricing Period" means the period from the 26th day of the month prior to the expiration of the prompt New York Mercantile Exchange Contract ("NYMEX") for all Trading Days following, up to and including the expiration of the prompt NYMEX Contract.

     (j) "Trading Day" means any day that the NYMEX light sweet crude oil contract is open.

2.   TERM

     2.1 This Agreement shall be effective from February 26, 1999, until such time as the final Supply Volumes sold under this Agreement for September 1999 are deemed delivered to Clark (the "Initial Term"); and shall automatically renew for three Injection Months (the "Renewal Term") at the end of the Initial Term and each successive Renewal Term. Either Party may terminate this agreement upon three months written notice to the other Party, effective when the Final Supply Volumes from the final Injection Month are delivered. Such notice shall be effective no earlier than the day following the Initial Term.

3.   PURCHASE/QUANTITY/QUALITY/TYPE

     3.1 Clark Linefill Volumes. On March 8, 1999, Clark agrees to sell and deliver, and Koch agrees to purchase and receive at the Points of Delivery referenced in Schedule A, crude oil that Clark utilizes as linefill volumes on the Mid-Valley Pipeline Delivery System ("Clark Linefill Volumes"). Such volumes, qualities, and prices shall be agreed upon by the Parties for the Clark Linefill Volumes. Such volumes shall be determined from inventory statements from the pipelines of the Mid-Valley Pipeline Delivery System.

     3.2 Injection Volumes. Prior to March 8, 1999, Clark agrees to sell and deliver, and Koch agrees to purchase and receive at the Points of Delivery referenced in Schedule B, all crude oil that Clark has purchased and scheduled for shipment on the Mid-Valley Pipeline Delivery System for calendar March ("Injection Volumes"). Such volumes, qualities, and prices shall be agreed upon by the Parties. Per Schedule B, the Parties shall also agree on the volumes, qualities, and prices that shall apply to the sale of such Injection Volumes from Koch to Clark for March business.

     3.3 Supply Volumes. Following the delivery of the Injection Volumes to Clark, and continuing for the duration of this Agreement, Koch agrees to sell and deliver, and Clark agrees to purchase and receive a minimum of 80,000 barrels per day ("bpd") of crude oil (measured on a monthly average basis) at Lima, Ohio ("Supply Volumes"). Clark agrees to promptly nominate its Supply Volume requirements to Koch before the applicable Pricing Period begins. Clark also agrees to promptly notify Koch of a Supply Volume Adjustment (as described in Section 5.4) within the applicable Pricing Period.

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     3.4  Koch Linefill Volumes. On the termination date of this Agreement,
          Koch agrees to sell and deliver, and Clark agrees to purchase and receive at the Points or Delivery and subject to the applicable requirements referenced in Schedule A, crude oil volumes that Koch utilizes as linefill volumes on the Mid-Valley Pipeline Delivery System at the time of such termination ("Koch Linefill Volumes"). Such volumes shall be determined from inventory statements from the pipelines of the Mid-Valley Pipeline Delivery System. The Parties recognize that Clark may request that the Koch Linefill Volumes be sold to a third party that will provide crude oil supply to Clark. Upon such a request, the Parties will make commercially reasonable efforts to agree to the terms of such a sale.

4.   POINT OF DELIVERY/TITLE/RISK OF LOSS/TRANSPORTATION

     4.1 Clark Linefill Volumes. Clark shall deliver or cause to be delivered to Koch all the Clark Linefill Volumes deliverable pursuant to this Agreement by in-line transfer via the Mid-Valley Pipeline Delivery System (the respective "Point of Delivery"). Title to all Clark Linefill Volumes purchased and sold hereunder shall pass from Clark to Koch within the Mid-Valley Pipeline Delivery System at the time of such in-line transfer. Clark shall maintain risk of loss of such volumes.

     4.2 Injection Volumes. Clark shall deliver or cause to be delivered to Koch all the Injection Volumes deliverable pursuant to this Agreement by in-line transfer via the Mid-Valley Pipeline Delivery System (the respective "Point of Delivery"). Title to all Injection Volumes purchased and sold hereunder shall pass from Clark to Koch within the Mid-Valley Pipeline Delivery System at the time of injection of the respective Injection Volumes. Koch shall deliver or cause to be delivered to Clark all Injection Volumes deliverable pursuant to this Agreement to Lima, Ohio, via the Mid-Valley Pipeline Delivery System (the respective "Point of Delivery"). Title to all Injection Volumes purchased and sold hereunder shall pass from Koch to Clark as the oil passes through the Mid-Valley system meters exiting the Mid-Valley tank farm at Lima, Ohio, to Clark's facility. Clark shall maintain risk of loss of such volumes.

     4.3 Supply Volumes. Koch shall deliver or cause to be delivered to Clark all the Supply Volumes deliverable pursuant to this Agreement to Lima, Ohio, via the Mid-Valley Pipeline Delivery System (the respective "Point of Delivery"). Title to all Supply Volumes purchased and sold hereunder shall pass from Koch to Clark as the oil passes through the Mid-Valley system meters exiting the Mid-Valley tank farm at Lima, Ohio, to Clark's facility. Clark shall maintain risk of loss of such volumes.

     4.4 Koch Linefill Volumes. Koch shall deliver or cause to be delivered to Clark all the Koch Linefill Volumes deliverable pursuant to this Agreement by in-line transfer via the Mid-Valley Pipeline Delivery System (the respective "Point of Delivery"). Title to all Koch Linefill Volumes purchased and sold hereunder shall pass from Koch to Clark within the Mid-Valley Pipeline Delivery System at

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          the time of such in-line transfer. Clark shall maintain risk of loss of such volumes.

     4.5 Koch Linefill Volume Adjustments. The Parties recognize that during the term of this Agreement, the linefill requirements on segments of the Mid-Valley Pipeline Delivery System ("Linefill Requirements") may change. If the Linefill Requirements increase during the term of the Agreement, Clark agrees to acquire such necessary volumes and enter buy/sell agreement(s) with Koch under terms substantially similar to those involving the Clark and Koch Linefill Volumes under this Agreement. If the Linefill Requirements decrease during the term of the Agreement, Clark agrees to purchase the relevant portion of the Koch Linefill Volumes under terms substantially similar to those involving the Clark and Koch Landfill Volumes under this Agreement.

     4.6 Transportation Arrangements. Koch shall use commercially reasonable efforts to schedule the transportation of crude oil sold to Clark, under, for and on behalf of Clark, to meet the needs of Clark's operations at Lima, Ohio. The Parties shall work with the relevant pipeline companies to fulfill their obligations under this Agreement, including passage of the historical pipeline space associated with the supply of Clark's Lima refinery from Clark to Koch at the beginning of the term of this Agreement, and from Koch to Clark upon its termination. Koch shall utilize Clark's transportation options with UNOCAL on the Mesa Pipeline, if the terms of such arrangement are agreeable to Koch.

     4.7 Exclusive Supplier. Clark shall utilize Koch as Clark's exclusive supplier of crude oil and condensate on the Mid-Valley Pipeline Delivery System.

5.   PRICE

     5.1 Clark and Koch Linefill Volumes. The price payable by Koch for the Clark Linefill Volumes and price payable by Clark for Koch Linefill Volumes shall be per Schedule A.

     5.2 Injection Volumes. The price payable by Koch for the Injection Volumes shall be per Schedule B.


     5.3  Supply Volumes. Subject to Supply Volume Adjustment as addressed in
          Section 5.4, the price payable per barrel by Clark for the Supply Volumes shall be determined according to the formula described and defined below.

          (a) Monthly Supply Volume Price Formula (See Schedule D for sample calculation)

               SVP = C + T + P + E + TF

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                 Where:
                      SVP      =    Monthly Supply Volume Price ($/bbl)
                      C        =    Calendar NYMEX Average ($/bbl)
                      T        =    Timing Adjustment ($/bbl)
                      P        =    Platt's Midland Adjustment ($/bbl)
                      E        =    EFP Adjustment ($/bbl)
                      TF       =    Transportation and Fee Adjustment ($/bbl)

          (b)  Definitions

               1) Calendar NYMEX Average. The Calendar NYMEX Average is defined as a price equal to the arithmetic daily average of the NYMEX Light Sweet Crude Oil Futures contract settlement price for the prompt month contract during the calendar month of injection, Trading Days only.

               2) Timing Adjustment. The Timing Adjustment is defined as the arithmetic daily average of approximately two thirds (see table below for exact split by Injection Month) of the difference between the settlement prices of the first nearby contract, and the second nearby contract plus approximately one third (see table below) of the difference between the settlement prices of the first nearby contract and the third nearby contract over the Pricing Period for the associated Injection Month. The Trading Day split for each trading month shall be determined by the number of days for which each of the associated nearby contracts is/are open during the actual Injection Month.


                           April 1999             13 / 8
                            May 1999              14 / 6
                           June 1999              16 / 6
                           July 1999              13 / 8
                          August 1999             15 / 7
                         September 1999           14 / 7

                    * Based on the NYMEX Expiration Date for Each Calendar Month Trading Days Only.

                  Pricing Example:  Injection Month of April

                  Timing Adjustment Formula {[(13/21)*(April - May)] + [(8/21)*(April - June)]}

               3) Platt's Midland Adjustment. The Platt's Midland Adjustment is defined as the average differential for Domestic Sweet Crude Oil assessed for delivery at Arco Midland, and Domestic Sweet Crude Oil assessed for delivery at Arco Cushing, each based on the mean of the daily high and low published prices, for all reported Trading Days during the Pricing Period as published in Platt's Spot Crude Price Assessments for the first NYMEX Light Sweet Crude Oil contract month corresponding with the

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                    actual Injection Month, Trading Days only. As an example
                    for April Injection Month, the Platt's Midland Adjustment would be calculated February 26, 1999, through and including March 22, 1999.

               4) EFP Adjustment. The EFP Adjustment shall be mutually agreed upon on a monthly basis prior to nomination of Supply Volumes pursuant to Schedule C. If the Parties cannot agree to an EFP adjustment, Koch shall execute an EFP in the marketplace. The value of such EFP shall be used as the EFP Adjustment for the relevant time period.

               5) Transportation and Fee Adjustment. The Transportation and Fee Adjustment is defined as the total cost to transport barrels from Arco Midland to Lima, Ohio, including all associated pipeline tariff costs, fees, and other charges as specifically described in Schedule C.

          (c) Should the Parties mutually agree, alternate grades (domestic or foreign) can be delivered instead of the Domestic Sweet Crude Oil common stream. The pricing of these alternate grades will utilize the Monthly Supply Volume Price formula adjusted by a price differential mutually agreed to by both parties. For example, should both Parties agree to the delivery of 500MB of Bonny Light crude at an agreed premium of $0.20/barrel, the invoice price for the month(s) during which the Bonny Light is delivered to Lima, Ohio, will be adjusted up from the standard price formula by a total of $100M (500MB x 0.20$/bbl). Koch will arrange for importation of foreign barrels.

     5.4 Supply Volume Adjustment. If during the Pricing Period, for a calendar month of Supply Volume injections, Clark elects to adjust the Supply Volumes that Clark nominates for such month ("Supply Volume Adjustment") and such adjustment is approved by Koch, the price payable for those Supply Volumes shall be determined according to the following formula described and defined below:

          (a) Monthly Supply Volume Adjustment (See Schedule D for sample calculation)

                      SVPF = SVP(VT) + SVPA(VA)
                             ------------------
                                 VT + VA

                      Where:

                      SVPF = Final Monthly Supply Volume Price in a Supply
                             Volume Adjustment month ($/bbl)
                      SVP  = Monthly Supply Volume Price ($/bbl)
                      VT   = The total Supply Volumes Clark nominates with Koch
                             for the relevant calendar month (bbl)

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                      SVPA = Price for adjusted volumes in a Supply
                             Volume Adjustment month ($/bbl)
                      VA   = The total Supply Volumes that Clark elects to
                             add to or subtract from the nominated Monthly Supply Volumes (expressed as a positive (+) number if Clark elects to add and expressed as a negative (-) number if Clark elects to subtract)

                      SVPA = CA + TA + PA + EA + TFA

                      Where

                      CA  = Calendar NYMEX Average for a Supply Volume
                            Adjustment Month ($/bbl)
                      TA  = Timing Adjustment for a Supply Volume Adjustment
                            Month ($/bbl)
                      PA  = Platt's Midland Adjustment for a Supply
                            Volume Adjustment Month ($/bbl)
                      EA  = EFP Adjustment for a Supply Volume Adjustment Month
                            ($/bbl)
                      TFA = Transportation and Fee Adjustment for a Supply
                            Volume Adjustment Month ($/bbl)

          (b)  Definitions

               1) Calendar NYMEX Average. The Calendar NYMEX Average is defined as a price equal to the arithmetic daily average of the NYMEX Light Sweet Crude Oil Futures contract settlement price for the prompt month contract during the calendar month of injection, Trading Days only.

               2) Timing Adjustment. The Timing Adjustment for a Supply Volume Adjustment Month is defined as the arithmetic daily average of approximately two thirds (see table below for exact split by Injection Month) of the difference between the settlement prices of the first nearby contract and the second nearby contract plus approximately one third (see table) of the difference between the settlement prices of the first nearby contract and the third nearby contract over the Adjustment Pricing Period for the associated Injection Month. The Trading Day split for each trading month shall be determined by the number of days for which each of the associated nearby contract is open during the actual Injection Month.

                        April 1999                  13 / 8
                         May 1999                   14 / 6
                        June 1999                   16 / 6
                        July 1999                   13 / 8
                       August 1999                  15 / 7
                      September 1999                14 / 7

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                       * Based on the NYMEX Expiration Date for Each Calendar
                         Month Trading Days Only.

                  Pricing Example:  Injection Month of April

                  Timing Adjustment Formula {[(13/21)*(April - May)] +
                                             [(8/21)*(April - June)]}

               3) Platt's Midland Adjustment. The Platt's Midland Adjustment Average for a Supply Volume Adjustment Month is defined as the average differential for Domestic Sweet Crude Oil assessed for delivery at Arco Midland and Domestic Sweet Crude Oil assessed for delivery at Arco Cushing each based on the mean of the daily high and low published prices, for all reported Trading Days during the Adjustment Pricing Period as published in Platt's Spot Crude Price Assessments for the first NYMEX Light Sweet Crude Oil contract month corresponding with the actual Injection Month, Trading Days only.

               4) EFP Adjustment. The EFP Adjustment shall be mutually agreed upon prior to the nomination of the Supply Volume Adjustment pursuant to Schedule C. If the Parties cannot agree to an EFP adjustment, Koch shall execute an EFP in the marketplace. The value of such EFP shall be used for the relevant time period.

               5) Transportation and Fee Adjustment. The Transportation and Fee Adjustment is defined as the total cost to transport barrels from Arco Midland to Lima, Ohio, including all associated pipeline tariff costs, fees, and other charges as specifically described in Schedule C.

     5.5 For pricing purposes, all Supply Volumes injected into the Mid-Valley Pipeline Delivery System in a calendar month will be priced (per barrel) pursuant to the applicable Monthly Supply Volume Price Formula (in Sections 5.3 and 5.4) for that calendar month, without regard to when such Supply Volumes are delivered or paid for under the terms of this Agreement. An example follows:

          Assume that during April 1999, Koch injects 2.4 million barrels of Supply Volumes into the Mid-Valley Pipeline Delivery System for sale and delivery to Clark. Of those 2.4 million barrels of Supply Volumes, 2.0 million are delivered to Clark during April and 0.4 million are delivered during May. Assume also that Koch injects 2.6 million barrels of Supply Volumes during May, of which 2.1 million barrels are delivered during May and 0.5 million barrels are delivered during June. Pursuant to this Section and the payment provisions in Section 6, Clark would pay Koch for the 2.0 million barrels of Supply Volumes based on the Monthly Supply Volume Price formula for April by the 20th of May. Clark would pay Koch for the
          0.4 million barrels of Supply Volumes based on the Monthly Supply Volume Price formula for April by the 20th of June. Furthermore, Clark would pay Koch for the 2.1 million barrels of Supply Volumes based on the Monthly Supply Volume Price formula for May by the 20th of June. Clark would

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          also pay Koch for the 0.5 million barrels of Supply Volumes based on the Monthly Supply Volume Price formula for May, in addition to Supply Volumes injected and delivered in June and based on the Monthly Supply Volume Price formula for June, by the 20th of July.

     5.6 Supply Volume Adjustments after the Pricing Period. After the Pricing Period for a calendar month of Supply Volume injections, Clark may adjust the Supply Volumes that Clark nominates for such month only upon agreement between the Parties on all the terms of such adjustment, including, but not limited to, price.

     5.7 Pipeline Loss Allowance. Koch shall be entitled to charge Clark for pipeline loss allowances as incurred by Koch due to shipping Supply Volumes to Clark on the Mid-Valley Pipeline Delivery System when such pipeline loss allowance costs are incurred by Koch.

6.   PAYMENT

     6.1 Koch shall invoice Clark promptly after the end of each month for deliveries made during that month and, subject to Section 6.2, payment shall be made by Clark by the twentieth (20th) day of the month following delivery. Payment shall be wired to Koch's bank account according to Koch's invoice instructions, or by any other acceptable payment method as mutually agreed upon.

          Clark shall invoice Koch promptly after sale of the Linefill and Injection Volumes for deliveries made during the relevant month. Subject to Section 6.2, payment shall be made for the Linefill Volumes by Koch on March 8, 1999, and for the March Injection Volumes on April 20, 1999. Payment shall be wired to Clark's bank account, or by any other acceptable payment method as mutually agreed upon.

     6.2 If the date for payment of any monies under this Agreement falls on a Saturday or on a bank holiday other than Monday during which New York Banks are closed for normal business transactions, then payment shall be due on the first (1st) previous day on which the New York Banks are open for normal business transactions. If the date for payment of any monies under this Agreement falls on a Sunday or a Monday bank holiday, then payment shall be due on the next day on which the New York Banks are open for normal business transactions.

     6.3  All respective invoices shall be forwarded promptly to:

            Clark Refining and Marketing, Inc.
            Attn:  Crude Oil Accounts Payable (Joe Leach)
            8182 Maryland Avenue
            St. Louis, Missouri 63105

            Facsimile Number: (314) 854-1580

            Koch Petroleum Group, L.P.
            Attn:  Accounts Payable, Dana Bruggeman
            P.O. Box 2256
            Wichita, Kansas 67201-2256

            Facsimile Number: (316) 828-6868

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     6.4  If either Party disputes the amount of any invoice provided by the other Party, it shall notify the other Party promptly of such disagreement including particulars thereof.

     6.5 Credit Requirements. As a condition precedent to this Agreement, Clark agrees to establish an irrevocable standby letter of credit in a format acceptable to Koch. The letter of credit shall be issued by a first class bank acceptable to Koch. All banking charges related to this letter of credit are for Clark's account. The letter of credit shall be received by Koch three (3) business days prior to the first day of the delivery date range.

7.   TITLE AND WARRANTIES

     7.1 Clark warrants clear title to all crude oil delivered hereunder and that the same is free from all liens, encumbrances and all applicable taxes and royalties. Clark additionally warrants that Clark has the exclusive right to receive payment, unless Clark advises to the contrary, in full for all crude oil sold or to be sold hereunder by Clark. Clark agrees to indemnify and hold Koch harmless against any and all loss, cost, damage and expense incurred by reason of any failure of title to the extent of such warranty in accordance with Section 9.1.

     7.2 Clark represents and warrants that it has provided notice to Bankers Trust Company that Clark has sold the Clark Linefill Volumes and Injection Volumes to Koch and, accordingly, has reduced its current borrowing base with Bankers Trust Company to reflect the sale of such volumes to Koch. Furthermore, Clark covenants and agrees that it shall not include the Koch Linefill Volumes or Injection Volumes (while owned by Koch) in its borrowing base with Bankers Trust Company or any other lender at any time during the term of this Agreement, or thereafter, until the respective volumes are sold to Clark pursuant to Sections 3.2 and 3.4 hereof.

     7.3 Clark represents and warrants that Clark has secured insurance against all risks of loss including contamination and shortage, howsoever caused, to cover the full fair market value of the Injection Volumes, Clark/Koch Linefill Volumes and Supply Volumes. Clark further agrees to list Koch as a loss payee for such insurance.

     7.4 The Parties make no other warranty, expressed or implied, concerning the crude oil purchased and sold hereunder other than it shall meet the specifications of the applicable carrier and this Agreement.

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8.   TAXES

     8.1 Clark shall be liable for all taxes imposed on the crude oil prior to delivery to Koch and after delivery to Clark.

9.   LIABILITY AND INDEMNITY

     9.1 Clark undertakes to defend, indemnify and save Koch harmless from any and all liability, litigation, action, cause of action, dispute, claim, costs and expenses, penalties, debt or demand and all loss or damage whatsoever arising out of or in any way connected to the title to the Linefill, Injection, or Supply Volumes delivered under this Agreement, unpaid royalties, taxes or any other charges, liens and encumbrances against any of such Volumes sold hereunder, environmental contamination related to any such Volumes, and the purchase, transportation and sale of such Volumes.

     9.2 Clark shall compensate Koch for all damages Koch incurs related to any inability of Koch to acquire or deliver or Clark to receive crude oil under this Agreement (including, but not limited to, proration on the Mid-Valley Pipeline Delivery System, operational difficulties at Clark's facilities and operational difficulties on the Mid-Valley Pipeline System) and for all damages Koch incurs related to the loss of or damage to any Linefill, Injection or Supply Volumes.

     9.3 Except as specified in Section 9.2, neither Clark nor Koch shall be liable to the other for loss of prospective profits or special, indirect or consequential damages.

10.  APPLICATION OF LAW

     10.1 This Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas.

11.  FORCE MAJEURE

     11.1 In the event of the occurrence of a Force Majeure event which prevents Koch's performance hereunder, Koch shall be relieved of any obligation or liability under the terms of this Agreement until the expiration of a reasonable time after termination of such disability.

     11.2 "Force Majeure" means an event which is unforeseen and beyond the control of the party that either prevents the party from delivering the affected volume or prevents the party from accepting delivery of the affected volume. The following are the only instances that will be recognized as Force Majeure events hereunder: earthquakes; floods; landslides; civil disturbances; sabotage; acts of public enemies; war; blockades; insurrections; riots; epidemics; the act of any government or other authority or statutory undertaking; the inability to obtain or the curtailment of electric power, water or fuel; strikes, lockouts or other disruptions; fires; explosions; breakdowns or failure of pipe, plant, machinery or

                                     -11-
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          equipment; and contamination or poisoning of catalyst and/or solvent or biological treatment facilities.

     11.3 For greater certainty, a lack of funds or the availability of a more attractive market do not constitute events of Force Majeure.

     11.4 Koch agrees to notify Clark of the occurrence of the Force Majeure event as soon as possible, but in any event within two (2) Business Days.

12.  NOTICES

     12.1 Any notice permitted or required to be given under this Agreement shall be in writing, either delivered, mailed or sent via telecommunication and shall be addressed to the parties hereto as follows:

           Clark:        Clark Refining and Marketing, Inc.
                         Attention: John Overbey
                         8182 Maryland Avenue
                         St. Louis, Missouri 63105

                         Facsimile No.: (314) 854-9635

           Koch:         Koch Petroleum Group, L.P.
                         Attention: Brad Urban
                         4111 E. 37th St. N.
                         Wichita, Kansas 67220

                         Facsimile No.: 316-828-7977

     12.2 Any notice shall:

          i) if delivered, be deemed to have been given or made at the time of delivery as acknowledged by signature of the receiving party; and/or

          ii) if sent by facsimile, telex, telecommunication device or other similar form of communication, be deemed to have been given or made on the working day following the day on which it was sent; and/or

          iii) if mailed, be deemed to have been given or made, four (4) days after the postmarked date thereof.

13.  ASSIGNMENT

     13.1 Either party may assign this Agreement in whole or in part to an Affiliate or may cause any or all of its obligations to be performed by an Affiliate. Any attempt by either party to assign its rights or delegate its duties under this Agreement in whole or in part to a non-affiliate without the prior written consent of the other party, such consent not to be unreasonably withheld, shall be ineffective.

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     13.2 "Affiliate" means a corporation or partnership that is affiliated with the party in respect of which the expression is being applied, and, for the purpose of this definition:

          (a) a corporation or partnership is an "Affiliate" of another corporation or partnership if it directly or indirectly controls or is controlled by that other corporation or partnership, and for the purpose of determining whether a corporation or partnership so controls or is so controlled, it shall be deemed that

               (i) a corporation is directly controlled by another corporation or partnership if shares of the corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation are beneficially owned by that other corporation or partnership and the votes attached to those shares are sufficient, if exercised, to elect a majority of the directors of the corporation;

               (ii) a partnership is directly controlled by a corporation or another partnership if that corporation or other partnership beneficially owns more than a 50% interest in the partnership;

               (iii) a corporation or partnership is indirectly controlled by another corporation or partnership if control, as defined in a (i) or (ii) above, as the case may be, is exercised through one or more other corporations or partnerships; and

          (b) where two or more corporations or partnerships are affiliated at the same time with the same corporation or partnership, they shall be deemed to be an "Affiliate" of each other.

14.  GENERAL

     14.1 Entire Agreement. This Agreement and the attached Koch Petroleum Group Crude Oil Purchase General Provisions constitute the entire agreement between the parties with respect to the sale of crude oil hereunder and supersedes all prior negotiations and agreements thereto, written or oral. Where the General Provisions are inconsistent with the specific provisions of this Agreement, this Agreement shall control.

     14.2 Amendments. Unless otherwise provided herein, no changes, alteration or modifications to this Agreement shall be effective unless in writing and signed by the respective duly authorized representatives of the parties hereto.

     14.3 Headings. The headings in this Agreement are for convenience only and shall not be considered in the interpretation of the Agreement.

     14.4 Industry Practices. This Agreement shall be construed in accordance with accepted oil industry terminology and practices.

     14.5 Severability. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, is held invalid or unenforceable, the remaining portion of such provision and the remaining provisions shall remain in full force and effect.

So agreed on this 8th day of March, 1999.

KOCH PETROLEUM GROUP, L.P.                CLARK REFINING & MARKETING, INC.
by KPG/GP, Inc., its General Partner
                                          By: /s/ John Overbey
By: /s/ Jim Imbler                            ------------------------
   ----------------------                 Printed Name: John Overbey
Printed Name: Jim Imbler                  Title: Vice President Crude
Title: President                                 Oil Supply

By: /s/ Seth Vance
   ----------------------
Printed Name: Seth Vance
Title: Executive VP/Chief
       Operating Officer

                             KOCH PETROLEUM GROUP
                              CRUDE OIL PURCHASE
                              GENERAL PROVISIONS

1. MEASUREMENT AND TESTS: All measurements of crude oil and/or condensate (collectively "crude oil") purchased and delivered hereunder shall represent one hundred percent (100%) volume, consisting of United States barrels of forty-two (42) gallons, the quantity and gravity of which will be adjusted to sixty degrees (60) Fahrenheit temperature. Procedures for measuring and testing, except for delivery through positive displacement type meters, shall be computed in accordance with the latest ASTM published methods then in effect. Procedures for meter type deliveries shall be in accordance with the latest ASME-API (Petroleum PD Meter Code) published methods then in effect, or other mutually agreeable method. The crude oil delivered hereunder shall be merchantable and acceptable to the carriers involved but not to exceed one percent (1%) BS&W and full deduction shall be made for all BS&W content according to the ASTM Standard Method then in effect. Should either party hereto fail to have a representative present during such measuring and testing, the measurement and tests of the other party shall be accepted,

2. PAYMENT: Unless specifically stated otherwise in the agreement to which these General Provisions are attached, Buyer agrees to make payment to Seller for the crude oil purchased and delivered hereunder not later than the 20th day of the month following the month of delivery. If payment is made by wire transfer and the 20th day of the month falls on a Saturday or a New York Bank Holiday other than a Monday, payment shall be due on the immediately preceding New York Banking Day. If payment is made by wire transfer and the 20th day of the month falls on a Sunday or a Monday New York Bank Holiday, payment shall be due on the next succeeding New York Banking Day. If payment is made by check and the 20th day of the month falls on a Saturday, the check will be mailed on that Saturday. If payment is made by check and the 20th day falls on a Sunday, the check will not be mailed until the following Monday, unless that Monday is a New York Bank Holiday, in which event the check will be mailed on the next succeeding New York Banking Day.

     If the financial responsibility of Buyer at any time becomes impaired, unsatisfactory, or unacceptable to Seller, or if sales to Buyer by Seller exceed approved credit lines, Buyer shall secure and deliver to Seller such advance payments or other security, including in appropriate instances an acceptable letter of credit, as required by Seller, and deliveries of crude oil hereunder may be withheld until such security is received. If such security is not received within the time specified by Seller, then Seller shall have the right to cancel this agreement.

3. RULES AND REGULATIONS: All of the terms and provisions of this agreement shall be subject to the applicable orders, rules and regulations (hereinafter generically referred to as "Regulations") of all governmental authorities having or purporting to have jurisdiction in the premises. If at any time or from time to time such regulations should be amended or should new regulations be adopted and the effect of such amended or new regulation (a) is not covered by any other provision of this agreement and (b) has an adverse economic effect upon either party hereto or its suppliers or customers, the party affected shall have the option to request renegotiation of the prices and other pertinent terms provided for in this agreement. Said option may be exercised by such party at any time after such amended or new regulation is promulgated by giving written notice of the desire to renegotiate prior to the time of delivery of the crude oil, such notice to contain the new prices and terms desired by the affected party. If the parties do not agree upon new prices and terms satisfactory to both within (30) days after such notice is given, the affected party shall have the right to terminate this agreement at the end of said thirty (30) day period.

4. ASSIGNMENT: Neither party shall assign this agreement or any rights hereunder without first obtaining the written consent of the other party hereto.

5. SAFETY: Each party agrees that its agents and employees will comply with all known safety regulations of the other when such agents or employees are upon the premises of the other in connection with the performance of this agreement.

6. BUSINESS PRACTICES: Each party hereto agrees to comply with all laws and regulations applicable to activities carried out in the name of or on the behalf of the other party under provisions of this agreement.

     Each party hereto agrees that all financial settlements, billings and reports rendered to the other party as provided for in this agreement will, to the best of its knowledge, reflect properly the facts about all activities and transactions related to this agreement.

     Each party agrees to notify the other party promptly upon discovery of any instance where the notifying party fails to comply with either provision above or whose conduct by the notified party is considered, by the notifying party, to be in breach of this agreement.

7. ADDITIONAL TERMS. No waiver by either party hereto of a breach of an obligation owed hereunder by the other party shall be construed as a waiver of any other breach, whether of the same or a different nature.

     Any provision hereof which is legally unenforceable shall be ineffective only to the extent of such unenforceability without thereby invalidating the remaining provisions hereof or affecting the validity of enforceability of this agreement as a whole.

     This agreement contains the entire agreement between the Seller and Buyer with respect to the subject matter hereof, and there are no other premises, representations, or warranties affecting it. The specific provisions to which these General Provisions are attached govern these General Provisions in the event of any conflict between the two.

     This agreement shall not be modified or amended except by written instrument duly executed by officers or other duly authorized representatives of the respective parties.

                                 SCHEDULE "A"
                        Clark and Koch Linefill Volumes

CLARK LINEFILL VOLUMES

Location/Point of Delivery    Volume (bbl)              Quality/Type                Price
--------------------------    ------------              ------------                -----

Mesa Pipeline                     567,399*           Common Stream Sweet        $12.56 - $0.25 / bbl [Average
                                                                                of NYMEX settlements for
                                                                                March 1, 2, 3 for April WTI]

West Texas Gulf Pipeline          922,812*           Common Stream Sweet        $12.56 - $0.15 / bbl
                                                                                [Average of NYMEX
                                                                                settlements for March 1, 2, 3
                                                                                for April WTI]

Mid-Valley Pipeline             1,648,160*           Common Stream Sweet        $12.56 + $0.10 / bbl
                                                                                [Average of NYMEX
                                                                                settlements for March 1, 2, 3
                                                                                for April WTI]


* These Volumes are listed provisionally to be adjusted once pipeline data for inventories on March 8, 1999, is available.

KOCH LINEFILL VOLUMES
Note: Should this Contract be renewed, the terms of the Sale of the Koch Linefill Volumes will be renegotiated and agreed to by the parties.

Location/Point           Volume
 of Delivery              (bbl)     Quality/Type                 Price**
 -----------              -----     ------------                 -------

Mesa Pipeline                *     Common Stream Sweet      A - $0.25 - B + C

West Texas Gulf Pipeline     *     Common Stream Sweet      A - $0.15 - B + C

Mid-Valley Pipeline          *     Common Stream Sweet      A + $0.10 - B + C


* These Volumes are to be the same as the final Clark Linefill Volumes as adjusted above unless additional buy/sells have taken place due to linefill requirement changes by the relevant pipeline companies pursuant to Section
   4.5 of this Agreement.

** Price Formula

         Note: It is assumed that the sale of Koch Linefill Volumes to Clark will take place in mid-October 1999, unless this Agreement is renewed. Prices for such sale will be priced using the following variables:

         A = Average of NYMEX settlements for October 13, 14, and 15, 1999, WTI.

         B = Contango Credit.

          Note: As Koch buys April WTI and sells November WTI, there is a "Contango Credit" which will be applied for Clark's benefit. The Parties agree that Clark should received the benefit of the Contango Credit since it is value that Clark holds at the time the Clark Linefill Volumes are sold to Koch. At the time of this Agreement, the Contango Credit is worth approximately $0.7233 per barrel.

          C = $0.02 per barrel for Execution and Margin Costs.

                                 SCHEDULE "B"
                               Injection Volumes

Injection Volumes sold to Koch
                                    Volume                             Price
   Location/Point of Delivery      (bbl/day)    Quality/Type          ($/bbl)
   --------------------------      ---------    ------------          -------
Mesa Pipeline System                 24,405   Common Stream Sweet     12.00

West Texas Gulf System

   Colorado City                      3,175   Common Stream Sweet     12.00

   Wortham                              400   Common Stream Sweet     12.00

Mid-Valley Pipeline System

   East Texas Mainline at Longview    8,800   Quaiboe                 12.00



Injection Volumes sold to Clark
                                    Volume                             Price
   Location/Point of Delivery      (bbl/day)    Quality/Type          ($/bbl)
   --------------------------      ---------    ------------          -------

Mesa Pipeline System                 24,405   Common Stream Sweet   12.00 + TFA*

West Texas Gulf System                        Common Stream Sweet

   Colorado City                      3,175   Common Stream Sweet   12.00 + TFA*

   Wortham                              400   Common Stream Sweet   12.00 + TFA*

Mid-Valley Pipeline System

   East Texas Mainline at Longview    8,800   Quaiboe               12.00 + TFA*

*See Schedule C for Injection Volume TFA value

                                 SCHEDULE "C"
                              TFA and EFP Values

TRANSPORTATION AND FEE ADJUSTMENT


NYMEX Calendar Simulation
Floor Broker, Clearing and Margin
  Finance                                      0.0200           0.0200
Cash Broker to buy Midland                     0.0050           0.0050
Buy Midland/Sell Cushing:
Midland ILT Fee                                0.0065           0.0065
Cushing ILT Fee                                0.0065           0.0065
Arco/Chevron Pumpover at Midland               0.0800           0.0800
Mesa Tariff (first 27,500 MBD/Unocal)*                          0.0490*
Mesa Tariff (all other shipments)              0.0917
WTG Tariff                                     0.2488           0.2488
MidValley Tariff                               0.5629           0.5629

Service Fee                           0.2370**/0.1100***        0.2370**



Total (US$/bbl)                       1.2584**/1.1314***        1.2157*

* This tariff rate and total shall apply to the first 27,500 bpd only if Koch agrees to utilize Clark's transportation option on UNOCAL pursuant to Section
  4.6 of this Agreement.

** This service fee and total shall apply to the first 80M bpd injected during any Injection Month.

*** This service fee and total shall apply to any volumes injected in excess of 80M bpd in any Injection Month.

EFP ADJUSTMENT TABLE


EFP                                               0.0200
EFP broker fee                                    0.0050
EFP inline fee at Cushing                         0.0065

Total (US$/bl)                                    0.0315

INJECTION VOLUME TRANSPORTATION AND FEE
ADJUSTMENT


NYMEX Calendar Simulation
Floor Broker, Clearing and Margin Finance          N/A           N/A
Cash Broker to buy Midland                         N/A           N/A
Buy Midland/Sell Cushing:
Midland ILT Fee                                    N/A           N/A
Cushing ILT Fee                                    N/A           N/A
Arco/Chevron Pumpover at Midland **             0.0800        0.0800
Mesa Tariff (first 27,500 MBD/Unocal) */**                    0.0490
Mesa Tariff (a11 other shipments) **            0.0917


WTG Tariff **                                   0.2488        0.2488
MidValley Tariff **                             0.5629        0.5629



Service Fee                                     0.0400        0.0400

Total (US$/bbl)                                 1.0234       0.9807*


* This tariff rate and total shall apply to the first 27,500 bpd only if Koch agrees to utilize Clark's transportation option on UNOCAL pursuant to Section
  4.6 of this Agreement.

** It remains to be determined which Party will be invoiced for March shipments. Should Koch be invoiced, the relevant pipeline charges will be applied.

                                 SCHEDULE "D"
                MONTHLY SUPPLY VOLUME PRICE SAMPLE CALCULATIONS


I. Example Calculation - Monthly Supply Volume Price (April 1999) without Supply Volume Adjustment

         Assume the following:
         C = $12.50
         T = $-0.1881

             Where:     April - May = $-0.15
                        April - June = $-0.25
                        T = $-0.1881 = {(13/21)*(-0.15)]+[(8/21)*(-0.25)]}

         P = $-0.25
         E = $0.0315
         TF = $1.2584

SVP (April 1999) = $13.3518/bbl = $12.5000 + $-0.1881 + $-0.2500 + $0.0315 +
$1.2584

II. Example Calculation - Monthly Supply Volume Price (April 1999) with Supply Volume Adjustment

         Assume the following:

          *Clark advises Koch on 3/15 of election for Supply Volume Adjustment from 2.4mm bbls to 1.8mm bbls for April 1999

         SVP (April 1999) = $13.3518/bbl
         VT = 2.4 mm bbls
         VA = -0.6 mm bbls
         SVPA = $13.1137 = $12.50 + $-0.3262 + $-0.35 + $0.0315 + $1.2584

            Where:  CA= $12.50
                    TA = $-0.3262

                    Where:  April - May (3/16-3/22 Avg. Values) = $-0.25
                            April - June (3/16-3/22 Avg. Values) = $-0.45
                            TA = $-0.3262 = {(13/2l)*(-0.25))+[(8/2l)*(-0.45)]}

                    PA = $-0.35
                    EA = $0.0315
                    TFA = $1.2584

SVPF (April 1999) = $ 13.4312/bbl =

                    ($13.3520)(2,400,000) + ($13.1137)(-600,000)
                     --------------------------------------------
                                 2,400,000 + -600,000